SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 30, 2008
Date of Report (Date of earliest event reported)
Anchor BanCorp Wisconsin Inc.
(Exact Name of Registrant as Specified in its Charter)
Wisconsin
(State or Other Jurisdiction of Incorporation)

00020006 (Commission File Number)	391726871 (IRS Employer Identification No.)
25 West Main Street, Madison, Wisconsin 57303
(Address of Principal Executive Office) (Zip Code)
608-252-8982
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
     On September 30, 2008, Anchor BanCorp Wisconsin Inc. (the “Company”), entered into Amendment No. 1 (the “Amendment” ) to the Amended and Restated Credit Agreement, dated as of June 9, 2008 (the “Credit Agreement”), among the Company, the lenders from time to time a party thereto, and U.S. Bank National Association, as administrative agent for such lenders (the “Agent”).
     The Amendment extends the maturity date of the Credit Agreement’s total revolving loan commitment (“Loan Commitment”), initial principal amount of $120.0 million, from September 30, 2008 to December 31, 2009. The Loan Commitment will be reduced automatically from $120.0 million to $60.0 million on the earlier to occur of the date that the Company receives net proceeds of the sale of equity securities or December 30, 2008. The Loan Commitment will be reduced further to $56.0 million on March 31, 2009, $54.0 million on June 30, 2009 and $53.0 million on September 30, 2009.
     The Company may prepay all or portions of the outstanding balance without premium or penalty. The lenders have agreed to consider any future request by the Company to extend the maturity date taking into consideration the Company’s financial condition and performance and general market conditions at the time of any such request.
     The Amendment includes an agreement by the Company to:
•	Diligently continue efforts to raise additional capital and provide the Agent with documents and reports relating to such capital raising efforts.

•	Use the net proceeds of any such capital raise to prepay the then outstanding balance, under the Credit Agreement.

•	Either retain any additional net proceeds at the Company level to provide liquidity or invest such proceeds in AnchorBank, fsb, the Company’s bank subsidiary, to increase its regulatory capital levels.
     The Amendment also includes revisions to certain operating covenants. Significant revised covenants related to the operations of AnchorBank include undertakings to:
•	Maintain a ratio of nonperforming loans to total risk based capital of less than 0.50 to 1.00 as of March 31, 2009 and each fiscal quarter end thereafter.

•	Maintain total risk based capital of 10.75% or greater as of December 31, 2008 and each fiscal quarter end thereafter.

•	Provide a report to the Agent with respect to nonperforming loans and other classified assets of AnchorBank, within ten days after the end of each calendar month.
     Significant revised covenants related the operations of the Company include undertakings to:
•	Pay no cash dividends on its common stock during any fiscal year beginning January 2009 in an aggregate amount exceeding 15% of the adjusted net income of the Company and its subsidiaries.

•	Cause AnchorBank to request regulatory approval to dividend to the Company not less than 70% of AnchorBank’s quarterly earnings and to dividend the maximum amount allowed each quarter to the Company.
     Under the Amendment, interest on the total outstanding balance is payable monthly at 1.0% plus the “Base Rate,” which is the higher of: (i) the prime rate of interest announced by the Agent from time to time; or (ii) 5.0% per annum, for as long as the total revolving loan commitment exceeds $60.0 million. Thereafter, the interest rate will be equal to the Base Rate. The Company must pay a non-usage fee equal to 0.25% per year on the daily average unused amount, if any, by which the daily average outstanding revolving loans were less than the daily average total revolving loan commitment during the preceding calendar quarter or other applicable period.
     The Credit Agreement and the Amendment contain customary representations, warranties, conditions, and events of default for agreements of such type.
     The total outstanding balance under the Credit Agreement as of September 30, 2008 was $116.0 million. Pursuant to the Amendment, the Company must reduce the outstanding balance by $56.0 million on the earlier to occur of the completion of a capital raising transaction or December 30, 2008.
     The description above is a summary of the terms of the Amendment. This description does not purport to be complete and it is qualified in its entirety by reference to Amendment No. 1, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01.     Financial Statements and Exhibits.

(c)	Exhibits

10.1 Amendment No. 1 to Credit Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Anchor BanCorp Wisconsin Inc.
Date: September 30, 2008	By:	/s/ Dale C. Ringgenberg
Dale C. Ringgenberg
Senior Vice President, Treasurer and Chief Financial Officer